[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]
Exhibit 10.23
FUKUDA DENSHI CO. LTD. AND ENDOSONICS CORPORATION
JAPANESE DISTRIBUTION AGREEMENT
     THIS AGREEMENT (“Agreement”), effective on the Effective Date (defined below), is made and entered into between EndoSonics Corporation, a Delaware corporation, with its principal offices at 2870 Kilgore Road, Rancho Cordova, California 95670, U.S.A. (hereinafter referred to as “EndoSonics”), and Fukuda Denshi Co., Ltd., a corporation of Japan, with its principal offices at 3-39-4 Hongo, Bunkyo-ku, Tokyo 113, Japan (hereinafter referred to as “Fukuda”).
     In consideration of the mutual promises contained herein, the parties agree as follow:
1. DEFINITIONS
     A. “Act” shall mean any act, statute, or regulation of any kind governing the products in the U.S.A. including the Federal Food, Drug and Cosmetic Act (21 U.S.C. Sections 301 392 (1993)).
     B. “Best Efforts” shall mean every necessary and prudent effort of a party applied in a prompt, commercially reasonable manner, to the maximum extent reasonably allowed by such party’s available financial resources, taking into account all of such party’s business commitments for such financial resources.
     C. “Cardiometrics Products” shall mean those guidewire based products for physiological testing such as WaveWireTM and FloWireTM adapted to be utilized on the In-VisionTM System.
     D. “Effective Date” shall mean August 31, 1998.
     E. “EndoSonics Products” shall mean all products for use with the ultrasound imaging systems developed by EndoSonics during the term of this Agreement and available for sale during the term of this Agreement.
     F. “QSR’s” shall mean the good manufacturing practices for medical devices set forth by any Act governing the products in the U.S.A. including United States 21 C.F.R. Section 820 (1993).
     G. “IVUS Products” shall mean those EndoSonics intravascular ultrasound products listed in Exhibit “A” attached hereto and all successor products thereto. IVUS Products may be changed, abandoned or added by EndoSonics, at its sole discretion, provided that EndoSonics gives one hundred twenty (120) days’ prior written notice to Fukuda.
     H. “Sites” shall mean a hospital or other medical facility in the Territory wherein the IVUS Products can be used.

     I. “Territory” shall mean the country of Japan.
2. APPOINTMENT AND AUTHORITY OF FUKUDA
     A. Appointment. Subject to the terms and conditions set forth herein, EndoSonics hereby appoints Fukuda as EndoSonics’ exclusive distributor for the IVUS Products in the Territory for the period commencing January 1, 2000 until June 30, 2007; provided, however, for the period from January 1, 2000 until December 31, 2001, Johnson & Johnson Medical KK (“JJMKK”) shall be entitled to promote and sell the IVUS Products solely to JJMKK’s Sites. The parties hereto shall determine JJMKK’s Sites and other terms and conditions for the supply to JJMKK by Fukuda on or before December 31, 1999. Subject to the terms and conditions set forth herein, Fukuda hereby accepts such appointment.
     Subject to the terms and conditions of this Agreement, EndoSonics shall not appoint any other distributor, sales agent or other representative concerning the IVUS products in the Territory during the term of this Agreement.
     B. Transition of Distribution. Fukuda hereby acknowledges that EndoSonics and JJMKK are parties to that certain Exclusive Distribution Agreement dated June 1, 1998 (“JJMKK Agreement”) whereby JJMKK has exclusive distribution rights to certain IVUS Products in the Territory. EndoSonics agrees to terminate the JJMKK Agreement no later than January 1, 2000. EndoSonics, as per Fukuda’s request, will keep Fukuda advised in regard to the termination of the JJMKK Agreement. In addition, EndoSonics will use Best Efforts to: (i) assist Fukuda in gaining rights to distribute to additional Sites other than the 82 Sites specified in that certain Distribution Transition Agreement between Fukuda and EndoSonics effective March 1, 1997 (“Distribution Transition Agreement”) as soon practical before January 1, 2000; and (ii) extend to December 31, 1999 the rights of Fukuda pursuant to the Distribution Transition Agreement to continued distribution of the IVUS Products already installed by Fukuda as of the Effective Date.
     C. Other Product Rights. EndoSonics hereby grants Fukuda a right of first refusal or right of first negotiation for the exclusive distribution of Cardiometrics Products by Fukuda in the Territory after December 31, 1999, provided that the Cardiometrics Products are functionally compatible with the In-VisionTM System at such time. In addition, EndoSonics hereby grants Fukuda a right of first refusal for the distribution of all EndoSonics Products after December 31, 1999 to the extent that EndoSonics may grant to Fukuda such rights. With respect to all EndoSonics Products where Fukuda has the right of first refusal hereunder, EndoSonics shall deliver written notice (“Notice”) to Fukuda should EndoSonics desire to appoint a distributor in the Territory for such product. The parties shall negotiate in good faith an agreement for the distribution of such product for a period of no more than sixty (60) days after Fukuda receives such Notice. If the parties agree not to enter into a written agreement within sixty (60) from the receipt of the Notice by Fukuda, then EndoSonics shall be free to enter into an agreement with a third party for the distribution of such product in the Territory, but the terms and conditions are substantially the same as those previously declined by Fukuda. EndoSonics agrees that it will not appoint any distributor for any EndoSonics Products in the Territory on or before December 31, 1999 which may effect Fukuda’s right of first refusal granted hereunder.

     D. Use of Trademarks. EndoSonics hereby grants to Fukuda a non-exclusive license to use the EndoSonics’ Trademarks (defined herein below) for the purpose of identifying and marketing the products in the Territory. Any use of the EndoSonics’ Trademarks will be in accordance with such instructions as EndoSonics may give Fukuda from time to time. EndoSonics shall, at its expense,              use reasonable efforts to protect and maintain all registration, filings and issuance of EndoSonics’ Trademarks in full force and effect.
     E. Fukuda Trademarks. EndoSonics shall not, without the prior written consent of Fukuda in each instance, use in any manner whatsoever, Fukuda’s name, its trademarks, logos, symbols or other images of Fukuda or of any party affiliated therewith.
     F. Territorial Limitation. Fukuda shall not, without the prior written consent of EndoSonics: (i) promote, advertise, sell, distribute the IVUS, EndoSonics and Cardiometrics Products in any country outside the Territory; (ii) cause, directly or indirectly, the importation of the Product into any country outside the Territory; nor (iii) establish a repair or maintenance facility in any country outside the Territory.
     G. Conflict of Interest. Commencing on January 1, 2000, Fukuda shall use its Best Efforts in the promotion and sale of the IVUS Products and all other products to which it acquires exclusive distribution rights hereunder, and Fukuda will not promote, advertise, sell nor distribute directly or indirectly and products competitive to the IVUS Products or any other products to which it acquires exclusive distribution rights hereunder.
     H. Independent Contractors. The relationship of EndoSonics and Fukuda established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other or (ii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. All financial obligations associated with each party’s business are the sole responsibility of such party. All sales and other agreements between Fukuda and its customers are Fukuda’s exclusive responsibility and shall have no effect on EndoSonics’ obligations under this Agreement. EndoSonics shall be solely responsible for, and shall indemnify and hold Fukuda free and harmless from, any and all claims, damages or lawsuits (including attorneys’ fees) arising out of the acts of EndoSonics, its employees or its agents. Fukuda shall be solely responsible for, and shall indemnify and hold EndoSonics free and harmless from, any and all claims, damages or lawsuits (including attorneys’ fees) arising out of the acts of Fukuda, its employees or its agents.
3. TERMS OF PURCHASE OF PRODUCTS BY FUKUDA
     A. Terms and Conditions. All purchases of IVUS Products by Fukuda from EndoSonics during the term of this Agreement shall be subject to the terms and conditions of this Agreement.
     B. Prices. All prices are F.O.B. EndoSonics’ plant. This purchase price to Fukuda for each of the IVUS Products (“Purchase Price”) are set forth on Exhibit “A” hereto, as such

Purchase Prices shall be amended from time to time during the term of this Agreement by mutual agreement of the parties.
     The prices may be revised from time to time through consultation between EndoSonics and Fukuda, taking into account the then prevailing market prices of the similar products. Such revisions shall apply to all orders received after the effective date of revision. Price increases shall not affect unfulfilled purchase orders accepted by EndoSonics prior to the effective date of the price increase.
     C. Taxes. The amounts payable by Fukuda under Section 3 are exclusive of all taxes and government charges (including, without limitation, interest and penalties) payable to Japanese government, if any. If Fukuda is required to withhold any taxes on amounts payable to EndoSonics in accordance with this Agreement, pursuant to the laws and regulations of Japan, Fukuda shall compensate EndoSonics for any such withholding by paying EndoSonics an additional amount equal to such amount withheld. Nothing in this Section 3.C. shall be construed to mean that Fukuda is responsible for taxes and charges (including, without limitation, interest and penalties ) to the federal or state government of the U.S.A. which are imposed on EndoSonics.
     D. Order and Acceptance. All orders for IVUS Products submitted by Fukuda shall be initiated by written purchase orders sent to EndoSonics and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally or by facsimile if a confirmational written purchase order is received by EndoSonics within ten (10) days after said oral or facsimile order. To facilitate EndoSonics’ production scheduling, Fukuda shall use reasonable commercial efforts to submit purchase orders to EndoSonics at least sixty (60) days prior to the first day of the requested month of delivery. No order shall be binding upon EndoSonics until accepted by EndoSonics in writing, and EndoSonics shall have no liability to Fukuda with respect to purchase orders that are not accepted. EndoSonics shall notify Fukuda of the acceptance or rejection of an order and of the assigned delivery date for accepted orders within ten (10) days of receipt of the purchase order, if not rejected within such period of ten (10) days, the order shall be deemed accepted. EndoSonics will use its Best Efforts, consistent with its obligations to other similarly-situated customers, to process and ship all orders in accordance with requested delivery dates by Fukuda.
     E. Terms of Purchase Orders. Fukuda’s purchase orders submitted to EndoSonics from time to time with respect to IVUS Products to be purchased hereunder shall be governed by the terms of this Agreement, and nothing contained in any such purchase order shall in any way modify such terms of purchase or add any additional terms or conditions.
     F. Payment. EndoSonics shall submit an invoice to Fukuda upon each shipment of IVUS Products ordered by Fukuda. The invoice shall cover Fukuda’s purchase price for the IVUS Products in a given shipment plus any freight, taxes or other applicable costs initially paid by EndoSonics but to be borne by Fukuda. Payment shall be made in U.S. dollars and payment shall be by wire transfer, check or other instrument approved by EndoSonics. Payment terms shall be the full invoiced amount due for payment received by EndoSonics within sixty (60) days of the date of the invoice. Fukuda may take a two (2) percent discount as a reduction of the invoice price if payment is received by EndoSonics within fifteen (15) days of the date of invoice. Any invoiced amount not received within sixty (60) days of the date of invoice shall be subject to a service charge of one and a half percent (1.5%) per month or such lesser percentage permitted by applicable law.
     G. Shipping. All IVUS Products delivered pursuant to the terms of this Agreement shall be suitably packed for air freight shipment in EndoSonics’ standard shipping cartons, marked for shipment at Fukuda’s address set forth above or any other address in the Territory as Fukuda indicates, and delivered to Fukuda or its carrier agent F.O.B. EndoSonics’ manufacturing plant, at which time title to such IVUS Products and risk of loss shall pass to Fukuda. Unless otherwise instructed in writing by Fukuda, EndoSonics shall select the carrier. All freight, insurance, and other applicable expenses, as well as any special packing expense, shall be paid by Fukuda.
     H. Rejection of Products. Fukuda shall inspect all IVUS Products, except those IVUS Products which are sterilized and sealed by EndoSonics at its plant, promptly upon receipt thereof and may reject any IVUS Product that fails to meet the specifications set forth in EndoSonics’ current product specifications for that IVUS Product. Any IVUS Product not properly rejected within sixty (60) days of receipt of that IVUS Product at Fukuda’s facility after customs clearance for import (the “Rejection Period”) shall be deemed accepted. To reject an IVUS Product, Fukuda shall, within the Rejection Period, notify EndoSonics in writing by facsimile of its rejection and request a Return Material Authorization (“RMA”) number. EndoSonics shall provide the RMA number in writing by facsimile to Fukuda within ten (10) days of receipt of the request. Within ten (10) days of receipt of the RMA number, Fukuda shall return to EndoSonics the rejected IVUS Product, freight collect, in its original shipping carton with the number displayed on the outside of the carton. Provided that EndoSonics has complied with its obligations in this Agreement, EndoSonics reserves the right to refuse to accept any rejected IVUS Products that do not bear an RMA number on the outside of the carton. As promptly as possible but no later than fifteen (15) working days after receipt by EndoSonics of properly rejected IVUS Products, EndoSonics shall, at its expense, replace the IVUS Products and ship such replacement IVUS Products freight prepaid.
     I. Return of Products After Rejection Period. After the Rejection Period, EndoSonics’ Standard Limited Warranty shall be applied. For sterilized and sealed IVUS Products such as catheters, however, EndoSonics shall replace those IVUS Products found defective with new IVUS Products if such defects should be found within fifteen (l5) months of shipment of such IVUS Products to Fukuda if a notice with the details of such defects is given by Fukuda to EndoSonics within a reasonable period after Fukuda or the user has discovered defects or ought to have discovered them. If EndoSonics tests and inspects these returned IVUS Products and determines that such IVUS Products perform according to EndoSonics written specifications, no credit will be given to Fukuda. If upon such test and inspections, such returned IVUS Products do not perform to EndoSonics’ written specification, these IVUS Products will be replaced at no cost to Fukuda except in the case that EndoSonics proves that such defect was caused after the F.O.B. point of shipment by EndoSonics to Fukuda.

     J. No Time Restriction. Notwithstanding any provision herein to the contrary, Fukuda’s rights and remedies under this Agreement or laws of the Territory shall not be subject to any time restriction that may be imposed by any provisions of the laws of non-mandatory nature so long as Fukuda gives notice specifying the nature of the lack of conformity within a reasonable time after Fukuda or the user has discovered it or ought to have discovered it.
4. WARRANTY TO FUKUDA’S CUSTOMERS
     A. Standard Limited Warranty. Fukuda shall pass on to its customers EndoSonics Standard Limited Warranty for the IVUS Products. This warranty shall cover the IVUS Products for a period of fifteen (15) months from the date of shipment to Fukuda. This warranty is contingent upon proper use of an IVUS Products in the application for which it was intended and does not cover IVUS Products that were modified without EndoSonics’ approval or that were subjected by the customer to unusual physical stress. If an IVUS Product fails to meet the warranty provided herein, EndoSonics’ sole liability and Fukuda and/or the end-user’s sole remedy shall be either the replacement by EndoSonics of the defective unit with another unit of the same product (or a unit of a substantially equivalent product thereto if the original model is no longer manufactured) or the refund by EndoSonics of the purchase price for such defective product.
     B. No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, ENDOSONICS HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE IVUS PRODUCTS, INCLUDING BUT NOT LIMITED TO THEIR FITNESS FOR A PARTICULAR PURPOSE, OR THEIR MERCHANTABILITY. OTHER THAN FOR PUNITIVE DAMAGES, NOTHING IN THIS SECTION 4. SHALL LIMIT THE INDEMNIFICATION OBLIGATION UNDER SECTION 8.A. WITH RESPECT TO DAMAGE CLAIMS FOR PERSONAL INJURY AND/OR DEATH CAUSED BY DEFECT OF THE IVUS PRODUCTS.
5. ADDITIONAL OBLIGATIONS OF ENDOSONICS AND FUKUDA
     A. Clinical Trials; Management Product Supply and Regulatory Approvals. Fukuda agrees that it will undertake to manage, at Fukuda’s expense, all animal trials and human clinical trials required to obtain approval from all Japanese regulatory authorities to market in the Territory the IVUS Products and all other products to which Fukuda acquires exclusive distribution rights under this Agreement. Fukuda agrees to expeditiously submit for Ministry of Health and Welfare (“MOHW”) approval for In-VisionTM System and upon receipt of such approval, transfer the approval to the party specified by EndoSonics. Fukuda will continue to process the existing submission for the amended Oracle 96TM System and transfer such approval to JJMKK in accordance with the Distribution Transition Agreement. EndoSonics will use Best Efforts to cause JJMKK to transfer to Fukuda all MOHW approvals held by JJMKK on products to which Fukuda acquires exclusive distribution rights hereunder upon the termination of the JJMKK Agreement. Any costs and expenses which exceed the amount paid by JJMKK to Fukuda in consideration of the transfer of the MOHW approvals from Fukuda to JJMKK will not be the responsibility of Fukuda.
     EndoSonics agrees that it will sell products to Fukuda to conduct the animal trials and human clinical trials for Japanese marketing approval at a fifty percent (50%) discount to EndoSonics’ regular prices to Fukuda. Payment for these products will be sixty (60) days following shipment from EndoSonics. Shipment costs will be added to invoice amounts.
     EndoSonics shall assist Fukuda in obtaining regulatory approvals and registration of the products in the Territory by providing Fukuda with;
     (i) materials in EndoSonics possession necessary to obtain MOHW approvals and marketing approvals, licenses, and permits;
     (ii) certificates of analysis, export and compliance;
     (iii) trademark authorizations; and
     (iv) such other information as Fukuda shall reasonably request from time to time.
     EndoSonics agrees to train Fukuda in the proper clinical use of all IVUS Products, and Fukuda shall be responsible in turn for training their customers. Also at Fukuda’s request, EndoSonics agrees to make arrangements to send one of EndoSonics’ major U.S. Clinical Investigator Physicians to Japan to (i) give lectures on the use of these products and (ii) perform clinical training of these products to Japanese physicians. Fukuda agrees to reimburse EndoSonics for all out-of-pocket expenses for the travel of this physician to Japan.
     B. Minimum Purchases. Commencing on January 1, 2000 until the termination or expiration of this Agreement, Fukuda commits to purchase from EndoSonics certain annual minimum quantities of IVUS Products (“Minimums”). The Minimums for the calendar year 2000 shall be the greater of : (i) JJMKK’s purchases of IVUS Products for the 1998 calendar year plus twenty percent (20%); or (ii) JJMKK’s purchases of IVUS Products for the 1999 calendar year plus ten percent (10%). EndoSonics shall provide Fukuda with sufficient documentary evidences, such as purchase orders of JJMKK, to certify JJMKK’s purchases for the 1998 and 1999 calendar years by January 15, 2000. Fukuda shall use reasonable commercial efforts to ensure that the annual purchase commitment is reasonably distributed over each calendar quarter. For each calendar year after 2000, the parties shall discuss in good faith and agree upon Minimums in writing no later than six (6) months prior to the commencement of such calendar year. If Fukuda fails to purchase the required Minimums in any calendar year, EndoSonics may, as the sole remedy for Fukuda’s failure to purchase the Minimums, upon thirty (30) days written notice to Fukuda, either terminate this Agreement or render non-exclusive the distribution rights granted to Fukuda in Section 2.A.
     C. Forecasts. Within the first ten (10) days of every quarter, Fukuda shall provide EndoSonics with a four quarter rolling forecast (“Forecast”) showing prospective orders by product model and intended purchase order submittal date. The quantities forecasted for the first quarter of each Forecast (“Binding Quarter”) shall be binding on Fukuda and deemed supported by a non-cancelable purchase order. In addition, the quantities corresponding to the Binding

Quarter of the next four quarter rolling forecast may not be less than 50% of the quantities corresponding to the second quarter forecast of the previous Forecast.
     D. Promotion of the Products. Fukuda shall, at its own expense, use its best efforts to promote the sale of the IVUS Products within the Territory. Such promotion shall include, but not be limited to, preparing promotional materials in languages appropriate for the Territory, advertising the IVUS Products in trade publications within the Territory, participating in appropriate trade shows to the extent Fukuda thinks fit, and directly soliciting orders from customers for the IVUS Products.
     E. Finances and Personnel. Fukuda shall devote sufficient financial resources, technically qualified sales personnel, and service personnel to the IVUS Products to fulfill its responsibilities under this Agreement.
     F. Customer and Sales Reporting. Fukuda shall, at its own expense.
          (i) place the IVUS Products in Fukuda’s catalogues as soon as possible and feature IVUS Products in any applicable trade show that it attends to the extent Fukuda thinks fit;
          (ii) provide adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice;
          (iii) assist EndoSonics in assessing customer requirements for the IVUS Products, including modifications and improvements thereto, in terms of quality design, functional capability, and other features;
          (iv) submit market research information, as reasonably requested by EndoSonics, regarding competition and changes in the market within the Territory; and
          (v) provide EndoSonics with a report, by product type, of all sales of IVUS Products for each quarter no later than thirty (30) days following the end of such quarter.
     G. Import Requirements. Fukuda shall, at its own expense pay all import licenses and permits, pay customs charges and duty fees, imposed by any Japanese governmental authority upon or applicable to any import by Fukuda under this Agreement, and take all other actions required to accomplish the import of the IVUS Products purchased by Fukuda.
     H. Export Law Compliance. Fukuda understands and recognizes that the Product and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations, as amended from time to time, related to the export of technical data and equipment and products produced therefrom. Fukuda agrees to comply with all such regulations in connection with the distribution of the IVUS Product. Fukuda agrees to cooperate with EndoSonics and to provide EndoSonics with such reasonable assistance as is required in order to comply with the export administration regulations of the United States. Nothing in this Section 5.H. shall be construed to require that Fukuda shall bear any cost or expense required to comply with such U.S. export regulations.

     I. Upgrade of IVUS Products. No later than June 30, 1999, Fukuda hereby agrees to upgrade the Oracle 96TM Systems installed as of the Effective Date to: (i) conform to the specification for the In-VisionTM Systems, and (ii) Include both the ChromaFloTM and In-Line DigitalTM features. EndoSonics shall supply to Fukuda kits required for such upgrade at the following prices:

Feature	Price per Unit (U.S.$)
Upgrade to In-VisionTM System	$10,000

Addition of ChromaFloTM and In-Line DigitalTM to the In-VisionTM System	$13,000
     J.r In-VisionTM System Promotional Allowances. During 1999, up to 10 In-VisionTM Systems may be purchased by Fukuda from JJMKK for which EndoSonics will provide promotional allowances to Fukuda. The promotional allowances will be the amount of the difference in price between EndoSonics then current selling price of an In-VisionTM System to JJMKK and fifty-two thousand dollars ($52,000), but not to exceed thirty-two thousand five hundred dollars ($37,500). The promotional allowances will be paid within thirty (30) days after the end of the 1999 calendar quarter in which Fukuda purchases the In-VisionTM Systems.
6. ADDITIONAL OBLIGATIONS OF ENDOSONICS
     A. Supply of Sample Products and Materials. EndoSonics shall supply Fukuda’s requirements for the IVUS Products in the Territory consistent with the delivery schedules and the Minimums. EndoSonics shall promptly provide Fukuda without any charges with marketing and technical information concerning the IVUS Products as well as reasonable quantities of brochures, instructional material, advertising literature, and other IVUS Product data, with all such material printed in the English language. EndoSonics agrees to discuss with Fukuda for supplying appropriate number of sample IVUS Products or granting a fifty percent (50%) discount for appropriate number of IVUS Products for assistance of Fukuda’s sales.
     B. Response to Inquiries. EndoSonics shall promptly respond to all inquiries from Fukuda concerning matters pertaining to this Agreement.
     C. Testing. EndoSonics shall test all IVUS Products before shipment to Fukuda under U.S. FDA GMP or QSR requirements.

     D. Delivery Time. EndoSonics shall minimize delivery time as much as possible and to fulfill delivery obligations as committed in any acceptance.
     E. Territorial Inquiries. EndoSonics shall submit to Fukuda any inquiry originating from the Territory rather than answering the inquiry directly.
     F. Quotations to exporters. EndoSonics shall refrain from giving quotations to exporters whom EndoSonics knows or has reason to suspect will ship IVUS Products to the Territory.
     G. Market Information. Upon reasonable request of Fukuda, EndoSonics shall provide Fukuda with information as to general market movement, competitors’ prices and strategies, names of EndoSonics’ major customers (users) and other information that may help Fukuda promote and sell the IVUS Products in the Territory.
     H. Customer’s Special Requirements. In case Fukuda encounters requests from customers for special changes or modifications on IVUS Products so that the IVUS Products meet their particular usage. In such cases, if Fukuda deems it necessary to comply with such requirements for its market strategy, Fukuda shall request EndoSonics to make such changes or modifications on the IVUS Products and EndoSonics shall use its reasonable commercial efforts to meet such requirements.
     I. New Developments. EndoSonics shall inform Fukuda of new IVUS Product developments during regularly scheduled quarterly reviews.
     J. Regulatory Reporting and Analysis of Returned Products. EndoSonics shall file, or cause to be filed, all reports required of a manufacturer pursuant to the applicable U.S. medical device reporting regulations. EndoSonics, as the manufacturer of the products, shall perform all failure analysis on the products within thirty (30) days of receipt of each failed product and shall file all reports required with the applicable U.S. regulatory agency. EndoSonics shall further cooperate with and assist Fukuda in submitting all reports that Fukuda, as distributor of the products, may be required to file. Fukuda shall promptly provide EndoSonics with copies of all such reports.
7. TERM AND TERMINATION
     A. Term. This Agreement shall be effective on the Effective Date and shall continue in force through June 30, 2007, unless terminated earlier under the provisions of this Section 7. Six (6) months prior to expiration, the parties will meet to discuss in good faith an extension to this Distribution Agreement. Thereafter the term of the Distribution Agreement may be renewed by mutual agreement of the parties for successive periods of two (2) years each, provided that (i) Fukuda has fulfilled its minimum purchase obligation agreed upon with EndoSonics on or before September 30 of each year and (ii) the parties mutually agree to minimums for each extension year.

     B. Termination for Cause. If either party materially defaults in the performance any obligation in this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within ninety (90) days after receipt of such notice, the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the ninety-day period, then the Agreement shall automatically terminate at the end of that period.
     C. Termination for Insolvency. This Agreement shall terminate, without notice, (i) upon the institution by or against Fukuda or EndoSonics of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts; (ii) upon Fukuda’s or EndoSonics’ making an assignment for the benefit of creditors; or (iii) upon Fukuda’s or EndoSonics’ dissolution.
     D. Fulfillment of Orders upon Termination. Upon termination of this Agreement, EndoSonics shall continue to fulfill, subject to the terms of Section 3 above and if so requested by Fukuda, all orders accepted by EndoSonics prior to the date of termination.
     E. Return of Materials. All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature and sales aids of every kind with respect to the IVUS Products shall remain the property of EndoSonics as long as the objects sill remain in Fukuda’s possession. Within thirty (30) days after the termination of this Agreement. Fukuda shall prepare all such items in its possession for shipment as EndoSonics may direct, at EndoSonics’ expense. Fukuda shall not make or retain any copies of any confidential items or information or any product literature which may have been entrusted to it. Effective upon the termination of this Agreement, Fukuda shall cease to use all trademarks, marks and trade names of EndoSonics; provided, however, that Fukuda may continue to use such trademarks to market, distribute or sell any inventory of the products in Fukuda’s possession at the time of such termination as permitted pursuant to Section 7.F.
     F. Inventory on Termination. Upon termination of this Agreement due to expiration (7.A.) Fukuda may return to EndoSonics, or its nominee, its remaining inventory which is new and unused for credit or refund at then current selling prices or, upon mutual agreement, for a period not to exceed one hundred eighty (180) days, sell any remaining inventory. Upon termination due to Fukuda’s default or insolvency (7.B., 7.C.), Fukuda at EndoSonics’ option will return its remaining inventory which is new and unused for credit or refund at then current selling prices or for a period not to exceed one hundred eighty (180) days, sell any remaining inventory. Upon termination due to EndoSonics’ default or insolvency (7.B., 7.C.), Fukuda at its option will return its remaining inventory which is new and unused for credit or refund at then current selling prices, or for a period not to exceed one hundred eighty (180) days, sell any remaining inventory.

     G. Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of EndoSonics or Fukuda. Termination shall not, however, relieve either party of obligations incurred prior to the termination.
     H. Survival of Certain Terms. The provisions of Sections 2.F, 3.F, 4, 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement
8. LIABILITY COVERAGE AND LIMITATIONS
     A. Products Liability. EndoSonics agrees to carry products liability insurance for all of its IVUS Products. This liability insurance will cover the design, manufacture and performance of IVUS Products when these products are promoted, sold and used by customers for uses specified in EndoSonics labeling, promotional materials and instructions for use. Fukuda will be responsible for any liability arising out of (1) Fukuda’s sales of IVUS Products for applications not included in EndoSonics’ labeling, promotional material and instructions for use, (2) for liability claims arising from Fukuda’s wrongful training of customer users, and (3) liability claims arising from wrongful use of IVUS Products by Fukuda’s customers. EndoSonics shall indemnify and hold Fukuda free and harmless from all costs, expenses and damages incurred by Fukuda in connection with third party claims concerning personal injury or death caused by a defect in the design or manufacture of an IVUS Product or a non-conformance with EndoSonics’ then current specifications for IVUS Products existing at the time of delivery of such IVUS Product by EndoSonics under Section 3.G.
     B. Limitation on Liability. ENDOSONICS’ LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE IVUS PRODUCT SHALL BE LIMITED TO THE AMOUNT PAID BY THE CUSTOMER FOR THE IVUS PRODUCTS. IN NO EVENT SHALL ENDOSONICS BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS. IN NO EVENT SHALL ENDOSONICS BE LIABLE TO FUKUDA OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED PURPOSE OR ANY LIMITED REMEDY. OTHER THAN FOR PUNITIVE DAMAGES, NOTHING IN THIS SECTION 8.B. SHALL LIMIT THE INDEMNIFICATION OBLIGATION UNDER SECTION 8.A. WITH RESPECT TO DAMAGE CLAIMS FOR PERSONAL INJURY AND/OR DEATH CAUSED BY DEFECT OF THE IVUS PRODUCTS.
9. PROPERTY RIGHTS AND CONFEDENTIALITY

     A. Property Rights. Fukuda agrees that EndoSonics owns all right, title and interest in the IVUS Product lines that include the IVUS Products now or hereafter subject to this Agreement and in all of EndoSonics’ patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the IVUS Products. The use by Fukuda of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason, such authorization shall cease.
     B. Sale Conveys No Right to Manufacture or Copy. The IVUS Products are offered for sale and are sold by EndoSonics subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the IVUS Products. Fukuda shall take appropriate steps with its customers, as EndoSonics may request, to inform them of and assure compliance with the restrictions contained in this Subsection 9.B.
     C. Confidentiality. Each Party shall maintain in confidence all Confidential Information, as defined below, of the other party and shall not use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement. A party may disclose Confidential Information, as authorized hereunder, only to those of its employees or agents who agree to be bound by the terms of this Section 9. Fukuda may disclose the Confidential Information to MOHW, if and when it is so required, during the MOHW approval proceedings, provided that Fukuda shall make its Best Efforts to avoid or limit such disclosure. As used in this Agreement, the term “Confidential Information” shall mean information deemed by a party to be its confidential or proprietary information and disclosed to the other party in writing and marked “Confidential”, or disclosed orally under confidence, including without limitation, any confidential engineering designs and drawings, know-how, trade secret, research, data, process, technique, research project, work in process, future development, scientific, manufacturing, marketing, business plan, financial or personnel matter relating to the party, its present or future products, sales suppliers, customers, employees, investors or business. Upon request of either of the parties hereto, the other party shall advise whether or not it considers any particular information or materials to be confidential. Fukuda shall not publish any technical description of the IVUS Products beyond the description published by EndoSonics (except to translate that description into appropriate languages for the Territory). In the event of termination of this Agreement, there shall be no use or disclosure by either of the parties hereto of any Confidential Information of the other party, provided that the restrictions under Section 9 hereof does not in any manner affect Fukuda’s rights and/or licenses granted under any other agreements entered into between EndoSonics and Fukuda.
     D. Exclusions. The term “Confidential Information” shall not be deemed to include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of a party receiving such information, generally known or available; (ii) is known by the party receiving such information at the time of receiving such information, as evidenced by its records; (iii) is hereafter furnished to the party receiving such information by a third party, as a matter of right and without restriction on disclosure; (iv) is the subject of a written consent to disclose provided by the disclosing party, which consent may be withheld in the sole discretion of such party; or (v) is discovered or developed by a party independent of and without any reference to Confidential Information of the disclosing party, as evidenced by the written records of the receiving party.
10. TRADEMARKS AND TRADE NAMES
     A. Use. During the term of this Agreement, Fukuda shall have the right to indicate to the public that it is an authorized distributor of IVUS Products and to advertise (within the Territory) such IVUS Products under the trademarks, marks and trade names that EndoSonics may adopt from time to time (“EndoSonics’ Trademarks”). Fukuda shall not alter or remove any EndoSonics’ Trademarks applied to the IVUS Products at the factory. Nothing herein shall grant to Fukuda any right, title or interest in EndoSonics’ Trademarks. At no time during or after the term of this Agreement shall Fukuda challenge or assist others to challenge EndoSonics’ Trademarks or the registration thereof or attempt to register any trademarks, marks or trade name confusing similar to those of EndoSonics.
     B. Approval of Representations. Fukuda shall respect EndoSonics’ Trademarks and follow the instructions of EndoSonics as to the usage of EndoSonics’ Trademarks. If any of EndoSonics’ Trademarks are to be used in conjunction with another trademark on or in relation to the IVUS Products, then EndoSonics’ marks shall be presented equally legibly, equally prominently, and of the same or greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.
11. PATENT COPYRIGHT AND TRADEMARK INDEMNITY
     A. Indemnification. Fukuda agrees that EndoSonic has the right to defend, or at its option to settle, and EndoSonics agree, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Fukuda or its customer on the issue of infringement of any Japanese patent, or trademark by the IVUS Products sold hereunder, or the use thereof, subject to the limitations hereinafter set forth. EndoSonics shall have sole control of any such action or settlement negotiations, and EndoSonics agrees to pay, subject to the limitations hereafter set forth, any final judgment entered against Fukuda or its customer on such issue in any such suit or proceeding defended by EndoSonics. Fukuda agrees to notify EndoSonics promptly in writing of such claim, suit or proceeding and gives EndoSonics authority to proceed as contemplated herein, and at EndoSonics’ expense, gives EndoSonics proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. If the IVUS Products, or any part thereof, are the subject of any claim, suit or proceeding for infringement of any Japanese patent, or trademark, or if the sale or use of the IVUS Products, or any part thereof, is, as result, enjoined, then EndoSonics shall, at its expense (i) procure for Fukuda and its customers the right under such patent, or trademark to sell or use, as appropriate, the IVUS Products or such part thereof, or (ii) replace the IVUS Products, or part thereof, with other suitable IVUS Products or parts; or (iii) suitably modify the IVUS Products, or part thereof, or (iv) if the use of the IVUS Products, or part thereof is prevented by injunction, remove the IVUS Products, or part thereof, and refund the aggregate payments paid therefor by Fukuda, less a reasonable sum for use and damage.

     B. Limitation. Notwithstanding the provisions of Subsection 11.A. above, EndoSonics assumes no liability for (i) infringements covering completed equipment or any assembly, circuit, combination method or process in which any of the IVUS Products may be used but not covering the IVUS Products standing alone; (ii) any trademark infringement involving any marking or branding not applied by EndoSonics or involving any marking or branding applied at the request of Fukuda; or (iii) the modification of the IVUS Product, or any part thereof, unless such modification or servicing was done by EndoSonics.
     C. Entire Liability. The foregoing provision of this Section 11 states the entire liability and obligations of EndoSonics and the exclusive remedy of Fukuda and its customers, with respect to any alleged patent or trademark infringement by the IVUS Products or any part thereof.
12. GENERAL PROVISIONS
     A. Arbitration. All disputes, controversies, or differences which may arise between the parties hereto, out of, in relation to, or in connection with this Agreement or the breach thereof, shall be finally settled by arbitration in accordance with the Japan-American Trade Arbitration Agreement of September 16, 1952 (as amended), by which each party hereto agrees to be bound. If arbitration is requested by Fukuda, arbitration shall be conducted in Palo Alto, California, U.S.A.; if arbitration is requested by EndoSonics, arbitration shall be conducted in Tokyo, Japan. Judgment upon an award rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of endorsement, as the case may be.
     B. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.
     C. Notices. Any notice required or permitted by this Agreement shall be in writing and; (i) upon personal delivery to the party be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient (if not, then on the next business day); (iii) ten (10) days after having been sent by registered or certified airmail, return receipt requested, postage prepaid; or (iv) four (4) business days, after being properly deposited with an internationally recognized overnight courier, specifying express delivery, with written verification of receipt addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder.
     D. Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control of and not caused by the negligence of the non-performing party. ‘
     E. Change of Control: Assignment. This Agreement including all terms and conditions hereof which survive any termination or expiration of this Agreement, shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party may assign any of its rights and obligations hereunder without prior written consent of the other party, and any such assignment or purported assignment shall be void, except that an assignment to merger, acquisition or sale of all or substantially all of the assets of party shall not require such consent.
     F. Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.
     G. Legal Expenses. The prevailing party in any legal action brought by one party against this other and arising out of this Agreement shall be entitled, in addition to any other rights an remedies it may have, to reimbursement for its expense, including arbitration costs and reasonable attorneys’ fees.
     H. Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original, each party retaining one copy thereof.

ENDOSONICS CORPORATION

By: /s/ Reinhard J. Warnking
PRINTED NAME: Reinhard J. Warnking
TITLE: President, CEO

FUKUDA DENSHI CO., LTD.

By: /s/ Kotaro Fukuda
PRINTED NAME: Kotaro Fukuda
TITLE: President and Board Member

EXHIBIT A
TO FUKUDA DENSHI CO. LTD. AND ENDOSONICS CORPORATION
JAPANESE DISTRIBUTION AGREEMENT
Prices Effective November 1, 2005
Description of VOLCANO Products and Pricing

Distributor Name:	Fukuda Intervention Systems
Distributor Territory:	Japan

	CATALOG	TRANSFER PRICE
PRODUCT	NUMBER	(EACH)
IVG3 System:	S7700908
1-15 Units Purchased Annually		[CONFIDENTIAL] USD
16-24 Units Purchased Annually		[CONFIDENTIAL] USD
25+ Units Purchased Annually		[CONFIDENTIAL] USD

IVG/VH	804908004

1-15 Units Purchased Annually		[CONFIDENTIAL] USD
16-24 Units Purchased Annually		[CONFIDENTIAL] USD
25+ Units Purchased Annually		[CONFIDENTIAL] USD
Eagle Eye Gold Catheter	85900	[CONFIDENTIAL] USD
Avanar Catheter	85700	[CONFIDENTIAL] USD
PV. 018 Catheter	86700	[CONFIDENTIAL] USD
PV 8.2 Catheter	88900	[CONFIDENTIAL] USD
TrakBack II	91002	[CONFIDENTIAL] USD
R100 Reusable Pullback Device — should this be here?	804547001	[CONFIDENTIAL] USD
Flat Panel Monitor (for use with Gold system only)	803502-001	[CONFIDENTIAL] USD
*Plus Upgrade (Tsunami Upgrade Kit)	S9200100	[CONFIDENTIAL] USD
*DICOM Connection Kit	803183-001	[CONFIDENTIAL] USD
▪	Travel costs associated with installation are not included in product cost.

▪	All prices are quoted “each” and in US Dollars

▪	Volcano Corporation Terms are FOB Origin, net sixty (60) days.

Distributor Authorized Signature and Date	VOLCANO Authorized Signature and Date

Volcano Corporation	CONFIDENTIAL	3/14/2006